PURCHASE AND SALE AGREEMENT

BETWEEN

HYDROCARBON GENERATION, INC.

AS SELLER

AND

SYCAMORE RESOURCES, INC.

AS BUYER

REGARDING THE JAVA FIELD

WYOMING COUNTY, NEW YORK

EXHIBITS

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of the latest date to appear on the signature page hereof, but made effective for all purposes ("Effective Time") as more fully defined below, is by and between Hydrocarbon Generation, Inc. ("HCI or Seller") whose address is 221 Homer Street, Olean, NY 14760 and Sycamore Resources, Inc. and/or Assigns, ("Sycamore or Buyer") whose address is 5220 Spring Valley Road, Suite 525, Dallas, TX 75254.

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer all of its right, title and interest in the Java Field, Wyoming County, New York, including, but not limited to, the wells, pipelines, equipment, right of way agreements, and permits more fully described in Section 1.2 below (collectively, the "Assets"), and

WHEREAS, Buyer will, prior to Closing, have conducted an independent investigation of the nature, extent and potential of the Assets and desires to purchase the Assets pursuant to the terms of this Agreement:

NOW, THEREFORE, Buyer and Seller enter into this definitive Agreement in order to set out the terms and conditions of the sale of the Assets.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 **Purchase and Sale.** Seller agrees to sell, assign and deliver unto Buyer and Buyer agrees to purchase and acquire the Assets from Seller, subject to the terms and conditions of this Agreement.

1.2 **Assets.** The interest in and to the real property and the other types of property associated therewith as described in this Section 1.2 may be referred to collectively as the "Assets." The Assets are comprised of and shall mean all of Seller's right, title and interest in and to the following:

(a) All of the mineral leases and associated contracts, agreements, extensions, filing information, approvals related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of hydrocarbons or water produced from the Assets as

well as all contract rights (including rights under leases to third parties) related thereto as described in Exhibit "A" attached hereto, without reservation, SAVE AND EXCEPT, a 1% Overriding Royalty Interest (ORRI) in the gross sales of all gas and oil sold pursuant to the terms and conditions of the existing leases to be reserved to assignor Hydrocarbon Generation, Inc., its successors and assigns.

(b) All wells, equipment and facilities, whether producing or non-producing, shut-in or abandoned and whether fully or properly described or not (the "Wells") and all structures, well equipment (surface and subsurface), flow-lines, separators, tanks, valves, meters, water disposal facilities and fixtures and other improvements and personal property and equipment associated with the Wells (the "Equipment") as well as all permits, licenses, approvals, servitudes, rights-of-way, surface agreements and other surface rights, easements, etc. as described in Exhibit "B" attached hereto.

(c) All pipelines, gathering lines, flow-lines and transportation lines including, but not limited to, the Sheldon Gas Pipeline System and the Letchworth Pipeline System along with all rights-of-way, permits, licenses, approvals, servitudes, surface agreements and other surface rights and easements associated thereto as described in Exhibit "C" attached hereto.

(d) Two tracts of land and all rights associated therewith as described in Exhibit "D" attached hereto.

(e) The originals of all of Seller's files, records, data and information which relate to any of the Assets including, without limitation, lease files, land files, well files, gas, oil and other hydrocarbon sales contract files, gas processing files, well and pipeline test reports, surveys, geological and geophysical data and all electronic files directly related to the Assets insofar as Seller has the right to assign such data (collectively, the "Records").

(f) All the property rights, privileges, benefits and appurtenances in any way belonging to, incidental to, or pertaining to the Assets described in Sections 1.2(a) through (d) above.

1.3 <u>Effective Date and Time</u>. The purchase and sale of the Assets shall be effective as of the first day of the month of Closing at 7:00 a.m., local time at the site of the Assets (the "Effective Time").

ARTICLE 2

<u>CONSIDERATION</u>

2.1 <u>Consideration</u>. The consideration (the "Consideration") for Seller's sale and Buyer's purchase of the Assets shall be:

(a) $330,000 USD, less any previous Earnest Money deposit, payable at closing; and

(b) Buyer's express assumption of all plugging, abandonment, restoration and remediation responsibilities related to the Wells and Equipment covered and affected by this Agreement; and

ARTICLE 3

EARNEST MONEY DEPOSIT

3.1 **Initial Deposit.** $10,000, which Seller hereby acknowledges has been previously deposited with Seller.

3.2 **Additional Deposit.** $15,000 to be deposited with Seller prior to the expiration of the Due Diligence Period as described in Article 4 below.

3.3 **Right to Extend.** Buyer shall have the right to extend the scheduled Closing Date an additional thirty (30) days but putting up, prior to the scheduled Closing Date, an additional $25,000 non-refundable deposit with Seller.

ARTICLE 4

DUE DILIGENCE PERIOD

4.1 **Dates and Review of Assets.** Buyer shall have until 5:00 PM on May 15, 2009, or until 5:00 PM on a date that is 15 days from the date of execution hereof, whichever is later ("Due Diligence Period"), to conduct whatever due diligence review Buyer deems appropriate including, but not limited to, on-site review of the Assets as well as review of all documents outlined in the Exhibits to this Agreement. Buyer shall make available to Buyer any pertinent documents either by mail overnight delivery, if feasible or in Seller's offices during reasonable business hours.

4.2 **Buyer's Right to Terminate.** Prior to the expiration of the Due Diligence Period, Buyer shall have the right, at it's sole and absolute discretion, to terminate this Agreement and get a full refund of any Earnest Money Deposit as further outlined in 11.1 (c) below.

ARTICLE 5

ENVIRONMENTAL MATTERS

5.1 **Environmental Representation.** Seller represents and warrant that to its best knowledge,: (i) the Assets are in compliance with all Environmental Laws, as defined in Section 3.1(a) below, (ii) there does not exist any material litigation, binding arbitration, orders or proceedings under any Environmental Law seeking money damages, injunctive relief, remedial action, penalties, or cost recovery in connection with operations conducted on the Assets, and (iii) there does not exist any material condition with respect to the Assets which could reasonably be the basis for a claim of a violation under Environmental Laws.

5.2 Environmental Law. "Environmental Law(s)", for purposes of this Article 3, means statutes, and the rules and regulations promulgated thereunder, compacts, treaties, conventions, rules, regulations, codes, plans, requirements, criteria, standards, orders, decrees, judgments, injunctions, notices or demand letters issued, promulgated or entered by any federal, state or local governmental entity as such laws were in effect and were consistently enforced as of the Effective Time, relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances ("Pollutants") on or into the environment (including without limitation ambient air, surface water, ground water (tributary and non-tributary), land (surface or subsurface strata) or otherwise relating to the production, treatment, storage, disposal, transportation or handling of Pollutants.

ARTICLE 6

SELLER'S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties, which shall not survive after Closing:

6.1 Organization and Standing. Hydrocarbon Generation, Inc. is a New York corporation duly organized, validly existing and in good standing under the law of the State of New York, and is duly qualified to do and is doing business in the state of New York.

6.2 Power. Seller has all requisite power and authority to carry on its businesses as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and the fulfillment of and compliance with the terms and conditions hereof will not violate, nor be in conflict with, any material provision of Seller's organizational documents, bylaws or any material provision of any agreement or instrument to which each Seller is a party or by which it is bound, or, to their respective knowledge, any judgment, decree, order, statute, rule or regulation applicable to them.

6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on Seller's part. This Agreement constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4 Liability for Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.5 **No Bankruptcy.** There are no bankruptcy proceedings pending, being contemplated by, or to the knowledge of Seller, based upon reasonable inquiry and investigation, threatened against Seller.

6.6 **Litigation.** Seller has not received written notice of any pending proceeding, "Notice of Violation", action, suit, claim or investigation before any federal, state or other governmental court, agency or other instrumentality involving the Assets. To the best of Seller's knowledge, there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or threatened against Seller before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement.

6.7 **Material Agreements.** To the best of Seller's knowledge, in all material respects: (i) the agreements that are material to the ownership or operation of the Assets (the "Material Agreements") are in full force and effect and are the valid and legally binding obligations of the parties thereto; (ii) Seller is not in breach or default with respect to any material obligations pursuant to any Material Agreement or any regulations incorporated therein or governing same; (iii) all material payments (including, without limitation, royalties, delay rentals, shut-in royalties and joint interest or other billings under unit or operating agreements) due thereunder have been made by Seller or will be made by Seller prior to Closing; (iv) no other party of any Material Agreement (or any successor in interest thereto) is in breach or default with respect to any of its material obligations thereunder; and (v) neither Seller nor any other party to any Material Agreement have given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Material Agreement or the Leases or any provision thereof. To the best of Seller's knowledge, the only Material Agreements are set out in the Exhibits attached to and made a part of this agreement.

6.8 **Taxes.** To the best of Seller's knowledge, all ad valorem, property, production, severance, net proceeds, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid, unless contested in good faith by appropriate proceeding. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good faith by appropriate proceeding.

6.9 **Compliance with Laws, etc.** To the best of Seller's knowledge, (i) all material valid laws, regulations and orders of all governmental agencies having jurisdiction over the Assets have been and shall continue to be complied with until the Closing, and (ii) all material necessary permits from and reports to governmental agencies having jurisdiction in connection with the Assets have been obtained and have been timely, properly and accurately made and will continue to be timely, properly and accurately made through Closing.

6.11 **Other Burdens.** To the best of Seller's knowledge, none of the Assets are subject to any calls on or to market or purchase production, nor are the Assets subject to any preferential right to purchase by any third party, nor have the Assets been assigned or mortgaged.

ARTICLE 7

BUYER'S REPRESENTATIONS AND WARRANTIES

7.1 **Organization and Standing.** Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to complete this transaction.

7.2 **Power.** Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof will not violate, nor be in conflict with, any material provision of Buyer's organizational documents, bylaws or other governing documents or of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

7.3 **Authorization and Enforceability.** The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on its part. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4 **Liability for Brokers' Fees.** Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.5 **Litigation.** There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of Buyer's knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement (except for any such action, suit, proceeding, claim or investigation that does not and would not, individually or in the aggregate, have a material adverse effect on the same).

7.6 **Securities Laws; Sophistication of Buyer.** The Assets are being acquired solely for Buyer's own account for the purpose of investment and not with a view to resale, distribution or granting participation therein which would be in violation of any securities laws. Buyer is familiar with the oil and gas business and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets.

7.7 **Independent Evaluation.** Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has, or will be prior to the end of the Due

Diligence Period, afforded the opportunity to examine materials made available to it by the owner and operator of the Assets. Buyer acknowledges and affirms that it has relied and will rely solely upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets. To the extent Buyer deemed appropriate, Buyer's representatives have had the opportunity to visit the Seller's offices and have been given sufficient opportunities to examine the books and records of Seller relating to the Assets.

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a) Status. Seller shall use all reasonable efforts to maintain its organizational status from the date hereof until Closing to assure that, as of the Closing Date, Seller will not be under any material restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

(b) Notices of Claims. Seller shall promptly notify Buyer, if, prior to the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding.

(c) Compliance with Laws. Prior to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Assets.

(d) Insurance. Prior to the Closing Date, Seller shall maintain their insurance as such insurance is now in force with respect to the Assets.

8.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that:

(a) Status. Buyer shall maintain its legal status from the date hereof until the Closing. As of the Closing Date, Buyer will not be under any material restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

(b) Performance of Buyer's Obligations. Buyer shall perform the Assumed Liabilities and the indemnification obligations of Buyer provided for in this Agreement.

8.3 Covenants and Agreements of the Parties.

(a) Government Reviews and Filings. Before and after the Closing, Seller and Buyer shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to

consummate the transaction contemplated hereby. Each party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws.

(b) Data and Information.

(1) Confidentiality. All data and information obtained from Seller in connection with the transactions contemplated by this Agreement whether before or after the execution of this Agreement, and data and information generated by Buyer in connection with this transaction (collectively the "Information") is deemed by the parties to be confidential and proprietary to the party who prepared or generated it. Until completion of the Closing (and for a period of two (2) years from the date hereof if Closing should not occur for any reason), except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this covenant by Buyer; (iii) was rightfully in Buyer's possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer's consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information.

(2) Return of Information. If the transaction contemplated by this Agreement does not close on or before the Closing Date, Buyer shall (i) return to Seller all copies of the Information generated by Seller or otherwise in the possession of Buyer and obtained under the terms of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 6.3(b)(1); (ii) not utilize or permit utilization of the Information to compete with Seller; and (iii) destroy any and all notes, reports, studies or analyses made or generated by Buyer, based on or incorporating the Information. The terms of this Section 6.3(b) shall survive termination of this Agreement.

ARTICLE 9

TAX MATTERS

9.1 Apportionment of Tax Liability. "Taxes" shall mean all ad valorem, property, production, excise, conservation, net proceeds, severance, and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, other than income taxes or taxes related to the sale of the Assets. With respect to the Assets and all personal property associated therewith, all Taxes shall be prorated between Seller and Buyer as of the Effective Time for all taxable periods that include the Effective Time based upon the date such Taxes are assessed and not upon the period during which the production occurred. Subject to the provisions of Section 7.2, Buyer expressly assumes all obligations and liabilities for all Taxes attributable to the Assets which

are assessed after the Effective Time, and Seller expressly retains all obligations and liabilities for all Taxes which are assessed prior to the Effective Time.

9.2 **Calculation of Tax Liability.** Consistent with Section 7.1 and with respect to the tax liability apportioned in Section 7.1, if any Taxes are incurred by Seller for a tax period which commences prior to the Effective Time and extends for a period after the Effective Time, then the respective parties' liability, if any, for such Taxes for both the period prior to the Effective Time and the period subsequent to the Effective Time shall be determined by prorating such Taxes to Seller in the ratio that the number of days in the assessment period, as appropriate, before the Effective Time bears to the total number of days in the assessment period, and to the Buyer in the ratio that the number of days in the assessment period on or after the Effective Time bears to the total number of days in the assessment period.

9.3 **Tax Reports and Returns.** For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing, and pay all required Taxes payable with respect to the Assets, subject to the provisions of Section 7.1.

ARTICLE 10

CONDITIONS TO CLOSING

10.1 **Seller's Conditions.** The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions precedent:

(a) All Buyer's representations and warranties contained in Article 5 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

(b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing; and

10.2 **Buyer's Conditions.** The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions precedent:

(a) All representations and warranties of Seller contained in Article 4 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing and Seller shall

have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

(b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing;

(c) All required third party consents to assignment of the Assets (other than governmental consents customarily obtained after Closing) shall have been obtained, and all preferential rights to purchase, if any, shall have been waived; and

(d) All liens, mortgages and security interests affecting the Assets arising, by, through, or under Seller shall have been fully released.

10.3 Mutual Conditions. No suit or proceeding brought by a party other than Buyer or Seller shall be pending, nor shall any order have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement which remains in effect at the time of Closing, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with the purchase and sale contemplated by this Agreement.

ARTICLE 11

RIGHT OF TERMINATION AND ABANDONMENT

11.1 Termination. This Agreement may be terminated in accordance with the following provisions:

(a) by Seller if the conditions set forth in Section 8.2 are not satisfied through no fault of Seller, or waived by Seller as of the Closing Date;

(b) by Buyer if the conditions set forth in Section 8.1 are not satisfied through no fault of Buyer or waived by Buyer as of the Closing Date;

(c) by Buyer if, prior to the end of the Due Diligence Period as described herein, the Buyer concludes that the results of it's due diligence investigation shall be unsatisfactory to it in any respect whatsoever.

(d) by Buyer if any material adverse change shall have occurred in the Assets since information was reviewed by Buyer in preparation for Closing of the purchase of the Assets, and

(d) by mutual agreement of the parties.

11.2 Liabilities Upon Termination.

(a) Except as specifically provided for herein, if this Agreement is terminated by the mutual agreement of the parties, then each party shall release the other party for any and all liabilities and obligations under the terms of this Agreement.

ARTICLE 12

CLOSING

12.1 **Date of Closing.** Unless otherwise agreed to in writing and subject to the conditions stated in this Agreement, consummation of the transactions contemplated hereby (the "Closing") shall be held on or before August 20, 2009 ("Closing Date"). If the Closing Date falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be extended to the next day that is not a Saturday, Sunday or legal holiday.

12.2 **Place of Closing.** The Closing shall be held at Seller's office in Olean, New York or at such other time, place and/or method as Buyer and Seller may mutually agree.

12.3 **Closing Obligations.** At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute, acknowledge and deliver to Buyer (i) an Assignment, Bill of Sale and Conveyance of the Assets, effective as of the Effective Time to Buyer (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit "E" conveying the Assets with a special warranty of title, but with no other warranties, express or implied, and in their existing condition "as is, where is", SAVE AND EXCEPT, a 1% Overriding Royalty Interest (ORRI) in the gross sales of all gas and oil sold pursuant to the terms and conditions of the existing leases as described in Exhibit "A" to be reserved to assignor Hydrocarbon Generation, Inc., its successors and assigns; and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations (collectively, the "Conveyances");

(b) Seller shall deliver to Buyer possession of the Assets;

(c) Buyer shall deliver the Consideration less any Earnest Money previously deposited with Seller;

(d) Seller and Buyer shall execute and deliver all transfer orders or letters in lieu directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time;

(e) Seller and Buyer shall execute change of operator forms and any other governmentally required forms as appropriate.

ARTICLE 13

POST-CLOSING OBLIGATIONS

13.1 Records. Within five (5) business days following the Closing Date, Seller shall make the Records available for pick up by Buyer. Seller may retain copies, at their sole cost and expense, of the Records. Seller and Seller's predecessors in title shall have the right to review and copy the Records during business hours upon reasonable notice to Buyer. Buyer agrees to not destroy or otherwise dispose of the Records for a period of three (3) years after the Closing without giving Seller reasonable notice and an opportunity to copy such Records.

13.2 Transfer and Recording Fees. Seller shall pay all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles, bills of sale, or permit transfers. Buyer shall be responsible for the recording and filing of all appropriate documents executed at Closing.

13.3 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

14.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

14.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if sent by certified mail, return receipt requested, three (3) days after sending, or (iii) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

If to Seller:

Hydrocarbon Generation, Inc.
Attn: Don Benson, President
221 Homer Street
Olean, NY 14760

Telephone: (716) 372-8581
Fax: (716) 244-0999
Email: dbenson@benson-construction.com

If to Buyer:

Sycamore Resources, Inc.
5220 Spring Valley Road
Suite 525
Dallas, Texas 75254
Attn: Randy M. Griffin, President
Telephone: (972) 490-9595
Fax: (972) 490-9161
Email: randy@mesaenergy.us

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

14.4 **Amendments.** Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

14.5 **Assignment.** Prior to Closing, neither party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder unless it continues to remain liable for the performance of its obligations hereunder. No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, and either Party may continue to look to the other Party for all purposes under this Agreement.

14.6 **Announcements.** Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of this Agreement and prior to the Closing Date concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

14.7 **Headings.** The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

14.8 **Counterparts.** This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Execution can be evidenced by fax signatures or by email with original signature pages to follow in due course.

14.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

14.10 Governing Law. This Agreement and the transactions contemplated hereby and any litigation, arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the law of the State of New York, without regard to its conflict of laws rules.

14.11 Entire Agreement. This Agreement constitutes the entire understanding among the parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

14.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

14.13 Survival. The representations and warranties of the parties contained in this Agreement shall survive the execution and Closing of this Agreement.

14.14 Closing Conditions. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived for purposes of Closing.

14.15 No Third-Party Beneficiaries. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

14.16 Severability. If any provision or provisions of this Agreement shall be held invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Executed on the dates set forth in the acknowledgments below but effective as of the Effective Time.

[SIGNATURE PAGE FOLLOWS]

SELLER:

Hydrocarbon Generation, Inc.

By: ______________________________
Don Benson, President

Date: 6/17/09

BUYER:

Sycamore Resources, Inc.

By: ______________________________
Randy M. Griffin, President

Date: 6/15/09

Exhibit "A"

EXHIBIT A

Well Name	All interests located in Wyoming County, New York
Galligan #1	Oil and Gas Lease dated October 4, 1973, between Donald Galligan and Blaine Galligan, Lessors, and Murphy Oil Company, Lessee, covering that certain tract of land in Sections 20 and 21, Java Township, Wyoming County, New York, containing 225.00 acres, more or less, said lease being recorded in Liber 405, Page 80 of said county's records.
Keem # 1 & #2	Oil and Gas Lease dated October 17, 1973, between Gerald Keem and Mary Alice Keem, Lessors, and Murphy Oil Company, Lessee, covering that certain tract of land in Section 17, Java Township, Wyoming County, New York, containing 293185.00 acres, more or less, said lease being recorded in Liber 410, Page 89 of said county's records.
Kepp #1	Oil and Gas Lease dated March 10, 1978, between Folmer A. Kepp and Hilda L. Kepp, Lessors, and David L. Palmerton, Lessee, covering that certain tract of land in Arcade Township, Wyoming County, New York, containing 194.00 acres, more or less, said lease being recorded in Liber 488, Page 91 of said county's records.
Limburg Unit	Gas Lease dated June 18, 1981, between Milford H. Limburg and Harliene J. Limburg, Lessors, and Nord-Montara Petroleum Company, Lessee, covering that certain tract of land in Java Township, Wyoming County, New York, containing 69.00 acres, more or less, said lease being recorded in Liber 522, Page 54 of said county's records.
Ludwig #1	Oil and Gas Lease dated September 26, 1973, between Robert W. Ludwig and June Ludwig, Lessors, and L. G. Salladay, Lessee, covering that certain tract of land in Arcade Township, Wyoming County, New York, containing 100.00 acres, more or less, said lease being recorded in Liber 407, Page 73 of said county's records.

Well Name	All interests located in Wyoming County, New York
Murein #1 & #2	Oil and Gas Lease dated September 24, 1973, between Albert J. Murein and Pearl L. Murein, Lessors, and L. G. Salladay, Lessee, covering that certain tract of land in Arcade Township, Wyoming County, New York, containing 152.00 acres, more or less, said lease being recorded in Liber 407, Page 83 of said county's records.
Zielinski #1	Oil and Gas Lease dated November 7, 1977, between Joseph G. Zielinski and Florence M. Zielinski, Lessors, and Columbia Gas Transmission Corp., Lessee, covering that certain tract of land in Arcade Township, Wyoming County, New York, containing 318.00 acres, more or less, said lease being recorded in said county's records.
Ring #1 & #2	Oil and Gas Lease dated April 12, 1978, between Ronald B. Ring and Mary E. Ring, Lessors, and Montara Petroleum Company, Lessee, covering that certain tract of land in Lots 1 & 9, Township 8, Range 4, Arcade and Java Townships, Wyoming County, New York, containing 271.00 acres, more or less, said lease being recorded in Liber 474, Page 78 of said county's records.
Ring #1 & # 2 - Cont.	Oil and Gas Lease dated September 26, 1973, between Jay Ring and Doris Ring, Lessors, and L. G. Salladay, Lessee, covering that certain tract of land in Java and Arcade Townships Wyoming County, New York, containing 268.00 acres, more or less, said lease being recorded in Liber 407, Page 75 of said county's records.
Reisdorf #1	Oil and Gas Lease dated October 11, 1973, between Norbert Reisdorf and Marie J. Reisdorf, Lessors, and Murphy Oil Company, Lessee, covering that certain tract of land in Section 21, Java Township, Wyoming County, New York, containing 189.00 acres, more or less, said lease being recorded in Liber 406, Page 88 of said county's records.
Hayes #1	Oil and Gas Lease dated October 17, 1978, between Raymond E. Hayes and Nancy S. Hayes, Lessors, and Murphy Oil Company, Lessee, covering that certain tract of land in Sections 12 and 20, Java Township, Wyoming County, New York, containing 270.00 acres, more or less, said lease being recorded in Liber 410, Page 93 of said county's records.
Siclari #1 & #2	Oil and Gas Lease dated October 12, 1973, between Lucille Siclari, Lessor and Murphy Oil Company, Lessee, covering that certain tract of land in Sections 12 and 20, Java Township, Wyoming County, New York, containing 197.06 acres, more or less, said lease being recorded in Liber 406, Page 82 of said county's records.

Well Name	All interests located in Wyoming County, New York
	Also, in Revised Unit Siclari to include 197.06 acres, more or less, and being recorded in Liber 593, Page 928 of said county's records on March 28, 1986.
Thompson #1	Oil and Gas Lease dated October 8, 1977, between Octavia S. Black, Lessor and Nord Montaga Petroleum Company, Lessee, covering that certain tract of land in Lot 4, Java Township, Wyoming County, New York, containing 162.5 acres, more or less, said lease being recorded in Liber 471, Page 1 of said county's records.
	Also, the unit Thompson being described more fully in Declaration of Pooling of consolidation of Oil and Gas Leases, consisting of 202.11 acres, more or less, in Lot 4 of Java Township, Wyoming County, New York and recorded in Liber 574, Page 283 on September 24, 1984 in the said county's records.
Meyer #1	Oil and Gas Lease dated October 13, 1973, between Norman N. Meyer and Theresa R. Meyer, Lessors and Murphy Oil Company, Lessee, covering that certain tract of land in Lot 9, Sections 11 and 15, Java Township, Wyoming County, New York, containing 265 acres, more or less, said lease being recorded in Liber 410, Page 135 of said county's records.
Kibler #1	Oil and Gas Lease dated October 19, 1973, between Donald F. Kibler and Thelma H. Kibler, Lessors and Eastern Gas and Oil Company, Lessee, covering that certain tract of land in Sections 25, 26, 33 and 34, Sheldon Township, Wyoming County, New York, containing 140 acres, more or less, said lease being recorded in Liber 409, Page 121 of said county's records.
Reisdorf Unit	

The following described leases are conveyed hereby insofar and only insofar as they cover and effect the acreage comprising the REISDORF UNIT covering acreage in Sections 20, 21 and 29, Java Township, Wyoming County, New York, as described in Declaration of Pooling and Consolidation dated October 28, 1981 and recorded in Liber 529, Page 17 of the County Records of Wyoming County, New York.

LESSOR	DATE OF LEASE	RECORDING DATA LIBER	PAGE
Norbert & Marie Reisdorf	10/11/73	406	88
Donald E. & Elaine M. Galligan	10/11/73	406	80
Jerome C. Rautenstrauch	07/10/81	524	206

Exhibit "B"

Exhibit "B"

		Acreage in lease	Lessee	No ORR
GALLIGAN #1	(Perry)	225	Murphy	
HAYES #1	(Miller, Kent)	270	Murphy	
LIMBURG UNIT #1	(Limburg)	69	Nord-Mon	69
RIESDORF ET UX #1	Norbet Riesdorf	189	Murphy	
	Rautenstrauch	44	Nord-Mon	44
RIESDORF UNIT #1	none taken		Murphy	
SICLARI #1	(Mrs. Siclari)	90	Murphy	
SICLARI #2	(Kirchmeyer)	66	Murphy	
THOMPSON	was Black	162	Nord-Mon	162
	Conroy	34	Nord-Mon	34
	Brunner	12	Nord-Mon	12
THOMPSON	(Lodge)		Nord-Mon	
KIBLER	(Kibler Farm)	140	Eastern Gas	140
MEYER	(Meyer Farm)	265	Murphy	
KEEM #1	none taken	293	Murphy	
KEEM #2	(Father House)		Murphy	
	(Son's house)		Murphy	
LUDWIG #1	(Ludwig)	100	Salliday	100
RING #1	(Ring)	268	Salliday	268
RING #2	none taken		Salliday	
KEPP #1	Kepp	344	Salliday	344
	Palmerton	194	Stead	194
MURCIN #1	(Murcin)	152	Salliday	152
MURCIN #2	none taken		Salliday	
ZIELLINSKI #1	(Ziellinski)	318	Columbia	
TOTAL		**3235**		**1519**

Exhibit "C"

EXHIBIT ____

PIPELINE DESCRIPTION EXHIBIT

LETCHWORTH SYSTEM

WYOMING COUNTY, NEW YORK

PIPELINE NO. 10239

Pipeline Number 10239, in its entirety, consisting of approximately 13,713 feet of six-inch (6") pipe, more particularly described and located as follows:

Commencing at Measuring Station #627485, running approximately 13,700 feet and ending at Station Number 137+23.

FULL ASSIGNMENT

PIPELINE RIGHT-OF-WAY EXHIBIT
LETCHWORTH SYSTEM
• WYOMING COUNTY, NEW YORK

Line Number	RW Number	Agreement Type	Type of Facility	Grantors	Date	Town	Recording Vol/Bk/Liber	Recording Page
10239	63431	Right-Of-Way	Pipeline	Laura Ireland, et al	11/14/1979	PERRY	499	231
10239	63432	Right-Of-Way	Pipeline	Fred Herman, et al	11/14/1979	PERRY	499	225
10239	63433	Right-Of-Way	Pipeline	Heyward S. Humphrey, et al	11/14/1979	PERRY	499	227
10239	63434	Right-Of-Way	Pipeline	John Richare Brick	11/14/1979	PERRY	499	219
10239	63435	Right-Of-Way	Pipeline	James R. Brick	11/14/1979	PERRY	499	217
10239	63436	Right-Of-Way	Pipeline	J. R. Brick-Executor	11/14/1979	PERRY	499	215
10239	63437	Right-Of-Way	Pipeline	James Wright	11/14/1979	PERRY	499	233
10239	63438	Right-Of-Way	Pipeline	Thomas Farley	11/14/1979	PERRY	499	221

EXHIBIT ____
PIPELINE DESCRIPTION EXHIBIT
SHELDON SYSTEM
WYOMING COUNTY, NEW YORK
PIPELINE NO. 10324

Pipeline Number 10324, in its entirety, consisting of approximately 643 feet of four-inch (4") pipe, more particularly described and located as follows:

Commencing at its interconnection with Pipeline 10248, running approximately 600 feet and ending at Measuring Station #619412.

EXHIBIT ____

PIPELINE DESCRIPTION EXHIBIT

SHELDON SYSTEM

WYOMING COUNTY, NEW YORK

PIPELINE NO. 10323

Pipeline Number 10323, in its entirety, consisting of approximately 1,515 feet of four-inch (4") pipe, more particularly described and located as follows:

Commencing at its interconnection with Pipeline 10248, running approximately 1,500 feet and ending at Measuring Station #619411.

EXHIBIT ____
PIPELINE DESCRIPTION EXHIBIT
SHELDON SYSTEM
WYOMING COUNTY, NEW YORK
PIPELINE NO. 10248

Pipeline Number 10248, in its entirety, consisting of approximately 21,880 feet of ten-inch (10") pipe, approximately 40,271 feet of eight-inch (8") pipe and approximately 988 feet of six-inch (6") pipe, more particularly described and located as follows:

Commencing at Station Number 0+00, running approximately 63,100 feet and ending at Station Number 631+10.

FULL ASSIGNMENT

LEASE EXHIBIT
SHELDON SYSTEM
WYOMING COUNTY, NEW YORK

Lease Number	Line Number	Agreement Type	Type of Facility	Grantors	Date	Town	Recording Volume/Book	Recording Page
3187131 - 000	10248	Lease	Railroad Crossing	Arcade and Attica Railroad Corporation	01/30/1982	Arcade	Not recorded	

PIPELINE RIGHT-OF-WAY EXHIBIT
SHELDON SYSTEM
WYOMING COUNTY, NEW YORK

Line Number	RW Number	Agreement Type	Type of Facility	Grantors	Date	Town	Recording Vol/Bk/Liber	Recording Page
10248	59489	Right-Of-Way	Pipeline	Patricia Barr	10/15/1981	Java	531	5
10248	59490	Right-Of-Way	Pipeline	Janet S. Miller	10/15/1981	Java	531	7
10248	59491	Right-Of-Way	Pipeline	Russell G. Miller	10/15/1981	Java	531	9
10248	59492	Right-Of-Way	Pipeline	John C. Holzer, single	10/20/1981	Java	531	11
10248	59508	Right-Of-Way	Pipeline	Ernest J. Glaus, et ux	10/07/1981	Sheldon	1917	364
10248	59509	Right-Of-Way	Pipeline	John C. Kerwin	10/08/1981	Sheldon & Java	1917	362
10248	59510	Right-Of-Way	Pipeline	Bermard Romesser, et ux	10/14/1981	Sheldon	531	15
10248	59511	Right-Of-Way	Pipeline	Donald F. Kibler, et ux	10/13/1981	Sheldon	531	17
10248	59512	Right-Of-Way	Pipeline	Bernard Becker, et ux	10/14/1981	Sheldon	531	19
10248	59513	Right-Of-Way	Pipeline	Joseph Schallert, et al	10/13/1981	Sheldon	531	21
10248	59514	Right-Of-Way	Pipeline	Alice M. Becker	10/13/1981	Sheldon	531	23
10248	59515	Right-Of-Way	Pipeline	Bernard Kerwin	10/13/1981	Java	531	25
10248	59516	Right-Of-Way	Pipeline	Edward Kolczynski, et al	10/14/1981	Java	534	34
10248	59517	Right-Of-Way	Pipeline	Francis Mathews Estate, et al	10/13/1981	Java	531	27

PIPELINE RIGHT-OF-WAY EXHIBIT
SHELDON SYSTEM
WYOMING COUNTY, NEW YORK

Line Number	RW Number	Agreement Type	Type of Facility	Grantors	Date	Town	Recording Vol/Bk/Liber	Page
10248	59518	Right-Of-Way	Pipeline	Keith Lefort	10/14/1981	Java	531	29
10248	59519	Right-Of-Way	Pipeline	Paul M. Griffin, et ux	10/13/1981	Java	531	31
10248	59520	Right-Of-Way	Pipeline	William J. Osborne, et ux	10/20/1981	Java	531	33
10248	59521	Right-Of-Way	Pipeline	Claude L. Price, et al	10/21/1981	Java	531	13
10248	59556	Right-Of-Way	Pipeline	Laverne Deahn, et ux	10/13/1981	Arcade	534	38
10248	59557	Right-Of-Way	Pipeline	Hilda Kepp, widow	10/13/1981	Arcade	534	40
10248	59562	Right-Of-Way	Pipeline	Robert P. Whitaker, et ux	10/14/1981	Java	534	48
10248	59563	Right-Of-Way	Pipeline	Robert J. Phair	10/15/1981	Arcade	534	50
10248	59570	Right-Of-Way	Pipeline	Kenneth E. Nixon, et ux	11/04/1981	Java	534	52
10248	59596	Right-Of-Way	Pipeline	Viola Skrzypck Zielinski	10/21/1981	Java	531	35
10248	59602	Right-Of-Way	Pipeline	Lawrence Victor	10/08/1981	Sheldon	534	54
10248	59895	Right-Of-Way	Pipeline	Russell G. Miller, et al	11/16/1981	Java	534	56
10248	59898	Right-Of-Way	Pipeline	Randolph S. Wells, et al	12/10/1981	Sheldon	534	58
10248	59899	Right-Of-Way	Pipeline	D. Lynn Woolley, et al	11/30/1981	Java	534	64

FULL ASSIGNMENT

PIPELINE RIGHT-OF-WAY EXHIBIT
SHELDON SYSTEM
WYOMING COUNTY, NEW YORK

Line Number	RW Number	Agreement Type	Type of Facility	Grantors	Date	Town	Recording Vol/Bk/Liber	Recording Page
10248	59900	Right-Of-Way	Pipeline	Ronald B. Ring	12/21/1981	Java	534	66
10248	59902	Right-Of-Way	Pipeline	Milford H. Limburg, et ux	12/02/1981	Java	534	60
10248	59902	Subordination	Pipeline	Wyoming County Bank	12/14/1982	Java	546	329
10248	59903	Right-Of-Way	Pipeline	Orpha D. Seivert, et al	05/02/1982	Java	537	294
10248	59904	Right-Of-Way	Pipeline	William D. Haskell, et al	01/06/1982	Java	534	62
10248	60036	Right-Of-Way	Pipeline	Donald E. Galligan, et ux	03/08/1982	Java	537	174
10248	60038	Right-Of-Way	Pipeline	David W. Herrington, et ux	03/24/1982	Java	537	177
10248	60039	Right-Of-Way	Pipeline	Raymond E. Hayes, et al	04/05/1982	Java	537	179
10248	60040	Right-Of-Way	Pipeline	Rocco A. Siclari, et al	04/12/1982	Java	537	298
10248	60041	Right-Of-Way	Pipeline	Lucille V. Thomas, et vir	04/22/1982	Java	537	300
10248	61611	Right-Of-Way	Measuring Station, Gate Valve	Joesph C. Skawienski, et ux	07/28/1982	Sheldon	548	149
10248	62067	Right-Of-Way	Rectifier	Viola Skrzypek Zielinski	01/04/1983	Java	554	336
10248	62944	Condemnation	Pipeline	Thomas E. McNamara	02/16/1983	Java & Sheldon	568	316
10248	62945	Condemnation	Pipeline	James H. Becker, et ux	08/17/1982	Java & Sheldon	568	324

FULL ASSIGNMENT

PIPELINE RIGHT-OF-WAY EXHIBIT
SHELDON SYSTEM
WYOMING COUNTY, NEW YORK

Line Number	RW Number	Agreement Type	Type of Facility	Grantors	Date	Town	Recording Vol/Bk/Liber	Recording Page
10323	62512	Right-Of-Way	Pipeline	Robert J. Phair	04/26/1983	Arcade	560	190
10324	62511	Right-Of-Way	Pipeline	Raymond E. Hayes, et ux	04/18/1983	Java	560	192

Exhibit "D"

Exhibit "D"

PARCEL I: Premises in Town of Perry

All that certain tract of real estate, together with the improvements thereon and the appurtenances thereunto belonging, situate and being in the Town of Perry, Wyoming County, New York, and being more particularly bounded and described as follows:

Beginning at a pipe set on line of lands now or formerly of David G. Butler at the northwest corner of grantor's Parcel "B", and said pipe being the southwest corner of Parcel "A" and more specifically located S 02° 31' W along the line of lands between David G. Butler and grantor herein a distance of 834.9 feet from the centerline of Myers Road; thence through grantor's land known as Parcel "B" S 86° 14' E crossing the easterly line of Parcel "B" at 1043.96 feet and entering Parcel "D", passing through a pipe at 1050.00 feet, for a total distance of 1100.00 feet to another pipe, said pipe more specifically located S 02° 51' 45" W a distance of 801.15 feet from the centerline of Myers Road; thence through grantor's Parcel "D" S 02° 30' W passing through a pipe at 211.40 feet, for a total distance of 689.44 feet to a railroad spike in the root of an ash tree on line of lands now or formerly of Fred Farley; thence with the line of Fred Farley and along the south boundary line of Parcel "D" N 88° 00' W a distance of 56.64 feet to the east boundary of Parcel "B" and continuing along the south boundary of Parcel "B" and line of lands now or formerly of Fred Farley for a total distance of 1100.00 feet to a pipe set on line of lands now or formerly of David G. Butler at the southwest corner of Parcel "B"; thence with the line of lands now or formerly of David G. Butler and along the west line of grantor's Parcel "B" N 02° 31' E a distance of 723.36 feet to the point of beginning, containing 17.834 acres more or less.

Also a fifty foot (50') wide right of way for purpose of ingress, egress and regress to the above-described tract from Myers Road and for installation of utility lines both above and below ground and said right of way more specifically described as follows:

Beginning at a pipe set at the northwest corner of the above-described tract and on line of lands now or formerly of David G. Butler, said pipe being the point of beginning for the above-described tract; thence N 02° 31' E along the boundary line between lands now or formerly of David G. Butler and Parcel "A" of Grantor herein a distance of 834.90 feet to the centerline of Myers Road; thence through Parcel "A" of grantor herein and with the centerline of Myers Road S 84° 29' 30" E a distance of 50.07 feet to a point in the centerline of said road; thence continuing through grantor's Parcel "A" and entering Parcel "B" S 02° 31' W a distance of 833.37 feet to a point on the north line of the above-described tract; thence along the north line of the above-described tract N 86° 14' W a distance of 50.01 feet to the point of beginning.

And being the same real estate conveyed to Columbia Gas Transmission Corporation by Jerome M. Emerling and John P. Emerling, as co-partners d/b/a Emerling Farms, by deed dated June 5, 1979 and recorded in the Office of the County Clerk of Wyoming County, New York in Book 493, Page 86; reference to which deed aforesaid is herewith made for a more particular description of the real estate herein conveyed.

There is excepted from the subject real estate hereinabove described that certain easement thirty feet (30') in width, conveyed by Columbia Gas Transmission Corporation to Bennett Petroleum Corporation by Deed dated June 5, 1980 and recorded in the aforesaid Clerk's office.

There is also excepted from the subject real estate hereinabove described that certain easement fifteen feet (15') in width, conveyed by Columbia Gas Transmission Corporation to Arapaho Ventures of New York, Inc. by Deed dated July 17, 1980.

There is also excepted from the subject real estate hereinabove described that certain easement conveyed by Columbia Gas Transmission Corporation to New York State Electric and Gas Corporation by Deed dated July 17, 1980 and recorded in the aforesaid Clerk's office in Deed Book 500, Page 284.

This conveyance is made subject to any and all covenants, restrictions, conditions, reservations, prior mineral reservations, rights of way and easements set forth and contained in former deeds in the chain of title, together with any and all necessary rights incidental thereto, contained of record in the aforesaid Clerk's office.

PARCEL II: Premises in Town of Sheldon

All that certain tract of real estate, together with the improvements thereon and the appurtenances thereunto belonging, situate and being in the Town of Sheldon, Wyoming County, New York, and being more particularly bounded and described as follows:

Beginning at a point in the centerline of Maxon Road, said point being a common corner to land now or formerly of Lawrence Victor and land now or formerly owned by Lovia Wood, said point being further located S 10° 11' W 1999.75 feet from the center of the intersection of Maxon Road with a dirt road; thence leaving said beginning point so fixed and running with the centerline of Maxon Road N 10° 11' E 800.00 feet to a point; thence leaving said road and running through the land of Lawrence Victor S 80° 19' 23" E 24.75 feet to an iron pin; thence continuing on the same course S 80° 19' 23" E 975.25 feet to an iron pin; thence S 10° 11" E 800.00 feet to an iron pin; thence N 80° 19' 23" W 975.25 feet to an iron pin; thence continuing on the same course N 80° 19' 23" W 24.75 feet to the beginning, containing 18.37 acres;

And being the same real estate conveyed to Columbia Gas Transmission Corporation by Lawrence Victor and Mary Victor, his wife, by deed dated November 23, 1981 and recorded in the Office of the County Clerk of Wyoming County, New York in Deed Book 529, Page 332; reference to which deed aforesaid is herewith made for a more particular description of the real estate herein conveyed.

There is excepted from the subject real estate hereinabove described that certain easement conveyed by Columbia Gas Transmission to the New York State Electric & Gas Corporation by Easement dated September 9, 1982 and recorded in the aforesaid Clerk's office in Deed Book 543, Page 146, and being more particularly described as follows:

The centerline of said easement is to enter the northwesterly portion of the lands now or formerly of New York State Electric & Gas Corporation, which land are fronting on the easterly side of Maxon Road, continuing thence in a southerly direction across the lands adjacent to and substantially parallel with the east bounds of Maxon Road to the south property line. This is also to include a primary lateral to run in an easterly direction. Commencing at a point, same point being pole NYSE&G #153, the centerline of said primary lateral is to run in an easterly direction across the lands now or formerly of New York State Electric & Gas Corporation, adjacent to and substantially parallel with the north property line of lines now or formerly of New York State Electric & Gas Corporation for a distance of about 420 feet to a point, same point being pole NYSE&G #153-2; thence northeasterly for a distance of about 75 feet to the service pole now or formerly of New York State Electric & Gas Corporation.

This conveyance is made subject to any and all Covenants, restrictions, conditions, reservations, prior mineral reservations, rights of way and easements set forth and contained in former deeds in the chain of title, together with any and all necessary rights incidental thereto contained of record in the aforesaid Clerk's office.

This transfer does not constitute all or substantially all of Grantor's assets.